Exhibit (11)

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM
March 3, 2011
Ladies and Gentlemen:
We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) of Highland Funds I (the “Trust”), being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed reorganization of Highland Floating Rate Advantage Fund and Highland Floating Rate Fund (each, an “Acquired Fund”) into Highland Floating Rate Opportunities Fund, a series of the Trust (the “Acquiring Fund”), and the issuance of Class A, Class B, Class C and Class Z shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Fund, and Highland Capital Management, L.P. (the “Agreement and Plan or Reorganization”), in substantially the form included in the Registration Statement.
In connection with this opinion, we have examined:
(a) A copy of the Certificate of Trust of the Trust, dated February 27, 2006, certified by the Secretary of State of the State of Delaware.
(b) A copy of the Agreement and Declaration of Trust of the Trust, dated February 27, 2006, as amended.
(c) A copy of the By-Laws of the Trust.
(d) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.
We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of each Acquired Fund and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.
Based upon and subject to the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when issued in accordance with the Agreement and Plan of Reorganization will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP